     Exhibit 4.2
EXECUTION VERSION

VALIDUS HOLDINGS, LTD., as Issuer,
and
THE BANK OF NEW YORK MELLON,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated January 26, 2010

8.875% Senior Notes due 2040

          INDENTURE, dated January 26, 2010, between Validus Holdings, Ltd., a company duly organized and existing under the laws of Bermuda (herein called the “Company”), having its principal office at 29 Richmond Road, Pembroke, Bermuda HM 08, and The Bank of New York Mellon, a New York banking corporation, as trustee hereunder (herein called the “Trustee”).
RECITALS OF THE COMPANY
          The Company and the Trustee entered into an Indenture dated January 26, 2010 (the “Original Indenture”), pursuant to which senior unsecured debentures, notes or other evidences of indebtedness of the Company (the “Securities”), which may be convertible into or exchangeable for any securities of any Person (including the Company), may be issued in one or more series from time to time.
          Section 9.1 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture.
          Section 9.1 of the Original Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of the Securities for certain purposes stated therein.
          The Company has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture in order to supplement the Original Indenture by, among other things, establishing certain terms of a series of Securities to be known as the Company’s “8.875% Senior Notes due 2040” (the “Notes”), and adding certain provisions thereof for the benefit of the Holders of the Notes.
          The Company has furnished the Trustee with a duly authorized and executed Company Order dated January 26, 2010 authorizing the execution of this First Supplemental Indenture and the issuance of the Notes. Such Company Order is sometimes referred to herein as the “Authentication Order.”
          All things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid supplement to the Original Indenture have been done.
          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
          For and in consideration of the premises and the purchase of the Notes to be issued hereunder by Holders thereof, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF
GENERAL APPLICATION
SECTION 1.1. Definitions.
          The Original Indenture together with this First Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by this First Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this First Supplemental Indenture, the definition in this First Supplemental Indenture shall apply to the Notes.
          For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
     (1) the terms defined in this article have the meanings assigned to them in this article and include the plural as well as the singular;
     (2) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;
     (3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;
     (4) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision; and
     (5) all references used herein to the male gender shall include the female gender.
          “Interest Payment Date” means, with respect to the Notes only, January 26 and July 26 of each year.
          “Regular Record Date” means with respect to the Notes only, the close of business on January 15 and July 15, as the case may be, immediately preceding each Interest Payment Date.

ARTICLE TWO
SECURITIES FORMS
SECTION 2.1. Creation of the Notes; Designations.
          In accordance with Section 3.1 of the Original Indenture, the Company hereby creates the Notes as a series of its Securities issued pursuant to the Indenture. The Notes shall be known and designated as the “8.875% Senior Notes due 2040” of the Company.
SECTION 2.2. Forms Generally.
          The Notes and the Trustee’s certificate of authentication shall be in the forms set forth in Exhibit I attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.
          The Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, as determined by the officers of the Company executing such Notes, as evidenced by their manual execution of such Notes.
ARTICLE THREE
GENERAL TERMS AND CONDITIONS OF THE NOTES
SECTION 3.1. Title and Terms of Notes.
          (a) The aggregate principal amount of Notes which shall be authenticated and delivered on January 26, 2010 (the “Issue Date”) under the Indenture shall be $250,000,000 (and which shall initially be in the form of a Global Security); provided, however, that the Company from time to time, without giving notice to or seeking the consent of the Holders of the Notes, may issue additional senior notes in any amount having the same ranking and the same interest rate, interest payment dates, maturity and other terms as the Notes, except for the issue price, the issue date and, in some cases, the first interest payment date; any additional senior notes having such similar terms shall be authenticated by the Trustee upon receipt of a Company Order to that effect, and when so authenticated, will constitute “Notes” for all purposes of the Indenture and will (together with all other Notes issued under the Indenture) constitute a single series of Securities under the Indenture. The Notes will be issued only in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
          (b) The principal amount of the Notes is due and payable in full on January 26, 2040 unless earlier redeemed.

          (c) The Notes shall bear interest at the rate of 8.875% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) from the Issue Date or from the most recent Interest Payment Date on which interest has been paid or duly provided for to maturity or early redemption; and interest will be payable semi-annually in arrears on January 26 and July 26 of each year, commencing July 26, 2010, to the Persons in whose name such Notes were registered at the close of business on the preceding January 15 or July 15, respectively.
          (d) Principal of and interest on the Notes shall be payable in accordance with Sections 1.14, 3.7 and 10.1 of the Original Indenture.
          (e) Other than as provided in Article Four of this First Supplemental Indenture, the Notes shall not be redeemable.
          (f) The Notes shall not be entitled to the benefits of a sinking fund.
          (g) The Notes shall not be convertible into any other securities.
          (h) Section 4.2(3) of the Original Indenture shall apply to the Notes.
          (i) The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes until such time as the Trustee has resigned or a successor has been appointed.
          (j) The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.
          (k) A Holder may transfer or exchange Notes only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
ARTICLE FOUR
REDEMPTION
SECTION 4.1. Optional Redemption.
          The Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option, at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed to the Redemption Date plus the greater of: (A) 100% of the principal amount of the Notes to be redeemed and (B) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points. Interest on the Notes for which the Redemption Date is after a Regular Record Date and before the following Interest Payment Date, shall be payable to the Holder of such Notes at the close of business on the Regular Record Date.
SECTION 4.2. Optional Redemption Definitions.
          As used in this Article Four, the following terms shall have the respective meanings set forth below:
          “Treasury Rate” means, for any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date for the Notes being redeemed.
          “Comparable Treasury Issue” means the United States Treasury security selected as having a maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such Notes.
          “Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that Redemption Date, or (B) if the Trustee is provided with fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the Redemption Date for the Notes being redeemed.
          “Reference Treasury Dealers” means (1) each of Goldman, Sachs & Co., J.P. Morgan Securities Inc. or Deutsche Bank Securities Inc. and, in each case, their respective successors and (2) any other primary Treasury dealer the Company selects. If any of the foregoing ceases to be a primary U.S. government securities dealer in New York City, the Company must substitute another primary Treasury dealer.
SECTION 4.3. Optional Redemption Procedures.
          The provisions of Article 11 of the Original Indenture shall apply in the case of a redemption pursuant to this Article Four.

ARTICLE FIVE
EVENTS OF DEFAULT
          Article 5, Section 5.1(1) of the Original Indenture shall be superseded in its entirety by this Article Five with respect to, and solely for the benefit of the Holders of the Notes; provided that this Article Five shall not become a part of the terms of any other series of Securities.
          (1) default in the payment of any interest on the Notes, or any Additional Amounts payable with respect thereto, when such interest becomes or such Additional Amounts become due and payable, and continuance of such default for a period of 30 days and the time for payment of such interest or Additional Amounts has not been extended; or
ARTICLE SIX
CONSOLIDATIONS, AMALGAMATIONS, MERGERS AND SALES
          Article 8, Section 8.1 of the Original Indenture shall be superseded in its entirety by this Article Six with respect to, and solely for the benefit of the Holders of the Notes; provided that this Article Six shall not become a part of the terms of any other series of Securities.
SECTION 6.1. Company May Consolidate, Etc., Only on Certain Terms.
          The Company shall not (1) consolidate or amalgamate with or merge into any other Person or convey, transfer or lease the properties and assets of the Company as an entirety or substantially as an entirety to any other Person and (2) the Company shall not permit any Person to consolidate or amalgamate with or merge into the Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company; unless:
     (a) in case the Company shall consolidate or amalgamate with or merge into another Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, the Person formed by such consolidation or amalgamation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company as an entirety or substantially as an entirety shall be a Corporation organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia, Bermuda, Cayman Islands or any other country (including under the laws of any state, province or other political subdivision thereof) which is on the date of this Indenture a member of the Organization for Economic Cooperation and Development, and shall expressly assume, by an indenture (or indentures, if at such time there is more than one Trustee) supplemental hereto, executed by the successor Person and delivered to the Trustee the due and punctual payment of the principal of, any premium and interest on and any Additional Amounts with respect to all the Securities and the performance of every obligation in this Indenture and the Outstanding Securities on the part of the Company to be performed or observed and shall provide for conversion or exchange rights in accordance with the provisions of the Securities of any series that are convertible or exchangeable into Common Stock or other securities;
     (b) immediately after giving effect to such transaction, no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and
     (c) either the Company or the successor Person shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.
ARTICLE SEVEN
COVENANTS
SECTION 7.1. Covenants.
          (a) The Notes shall be entitled to the benefit of each of the covenants in Article 10 of the Original Indenture and the following additional covenants (which shall be deemed to be provisions of the Original Indenture and made subject to the provisions of Section 10.5 of the Original Indenture and, when referred to as a provision of the Original Indenture, shall be identified by reference to the Section number that is set forth immediately preceding the covenant):
     “SECTION 10.8 Payment of Additional Amounts.
          The Company shall make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the Notes without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which the Company is organized (each, a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (a) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (b) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required by the laws of Bermuda or the jurisdiction in which the Company is organized, the Company shall, subject to certain limitations and exceptions set forth below, pay to the Holder of any such Note such Additional Amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such Holder, after the withholding or deduction, will not be less than the amount provided for in such Note or in this Indenture to be then due and payable; provided, however, that the Company shall not be required to pay any Additional Amounts for or on account of:
     (i) any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such Holder (or in the case of clause (1), a fiduciary, settler, beneficiary, partner, member or shareholder of or possessor of power over the relevant Holder if the Holder is an estate, nominee, trust, partnership, limited liability company, or corporation):
(1)	was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Note,

(2)	presented such Note for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such Note could not have been presented for payment elsewhere, or

(3)	presented such Note for payment more than thirty (30) days after the date on which the payment in respect of such Note became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amounts if it had presented such Note for payment on any day within such period of thirty (30) days;
     (ii) any estate, inheritance, gift, sales, excise, transfer, wealth or personal property or similar tax, assessment or other governmental charge;
     (iii) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of such Note to comply with any reasonable request by the Company addressed to the Holder within ninety (90) days of such request:
(1)	to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner; or

(2)	to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (1) or (2), is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge;
     (iv) any withholding or deduction required to be made pursuant to any EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

     (v) any combination of items (i), (ii), (iii) and (iv).
          The Company shall not pay Additional Amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such Note to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder.
          Whenever in this Indenture there is mentioned, in any context, the payment of the principal of or any premium, interest or any other amounts on, or in respect of, any Note or the net proceeds received on the sale or exchange of any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided by the terms of such series established hereby or pursuant hereto to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to such terms, and express mention of the payment of Additional Amounts (if applicable) in any provision hereof shall not be construed as excluding the payment of Additional Amounts in those provisions hereof where such express mention is not made.
     SECTION 10.9 Redemption for Tax Purposes.
          The Company may redeem the Notes at its option, in whole but not in part, at a Redemption Price equal to 100% of the principal amount, together with accrued and unpaid interest and Additional Amounts, if any, to the date fixed for redemption, at any time the Company receives an opinion of counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any taxing jurisdiction (or of any political subdivision or taxation authority affecting taxation) or any change in the application or official interpretation of such laws, regulations or rulings, or (2) any action taken by a taxing authority of Bermuda or any taxing jurisdiction (or any political subdivision or taxing authority affecting taxation) which action is generally applied or is taken with respect to the Company, or (3) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction (or any political subdivision) whether or not such decision was rendered with respect to the Company, there is a substantial probability that the Company will be required as of the next Interest Payment Date to pay Additional Amounts with respect to the Notes as provided in Section 10.8, and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If the Company elects to redeem the Notes under this provision, the Company will give written notice of such election to the Trustee and the Holders. If the Company elects to redeem the Notes under this Section 10.9 it will also mail a notice of redemption at least thirty (30) days but no more than sixty (60) days before the Redemption Date to each Holder. Unless the Company defaults in the payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes. Any such redemption will be subject to Article 11 hereof.

     SECTION 10.10 Limitation on Liens on Stock of Designated Subsidiaries.
          The Company shall not, and shall not permit any Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (a “Lien”) upon any shares of Capital Stock of any Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired) without effectively providing concurrently that the Notes (and, if the Company so elects, any other Indebtedness of the Company that is not subordinate to the Notes and with respect to which the governing instruments require, or pursuant to which the Company is otherwise obligated, to provide such security) shall be secured equally and ratably with, or prior to, such Indebtedness for at least the time period such other Indebtedness is so secured. This Section 10.10 shall not apply to Permitted Liens upon any shares of Capital Stock of any Person existing at the time such Person becomes a Designated Subsidiary and any extensions, renewals or replacements thereof.
     SECTION 10.11 Limitation on the Disposition of Stock of Designated Subsidiaries.
          (a) The Company shall not issue, sell, assign, transfer or otherwise dispose of any             shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock (other than Preferred Stock having no voting rights of any kind) of any Designated Subsidiary (other than to the Company or another Designated Subsidiary); and the Company shall not permit any Designated Subsidiary to issue (other than to the Company or another Designated Subsidiary) any shares (other than director’s qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, Capital Stock (other than Preferred Stock having no voting rights of any kind) of any Designated Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Designated Subsidiary would remain a Subsidiary of the Company and the Company would own, directly or indirectly, less than 80% of the shares of Capital Stock of such Designated Subsidiary (other than Preferred Stock having no voting rights of any kind); provided, however, that (1) any issuance, sale, assignment, transfer or other disposition permitted by the Company may only be made for at least a fair market value consideration as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith and (2) the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority.
          (b) Notwithstanding Section 10.11(a), (1) the Company may merge or consolidate any Designated Subsidiary into or with another direct or indirect Subsidiary of the Company, the shares of Capital Stock of which the Company owns at least 70%, and (2) the Company may, subject to the provisions of Article 8, sell, assign, transfer or otherwise dispose of the entire Capital Stock of any Designated Subsidiary at one time for at least a fair market value consideration as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith.

          (b) For purposes only of the Notes and Sections 10.10 and 10.11 above, the following terms shall have the following meanings:
          “Consolidated Net Worth” in respect of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus, less any accumulated deficit.
          “Designated Subsidiary” means any present or future consolidated Subsidiary of the Company, the Consolidated Net Worth of which constitutes at least 10% of the Consolidated Net Worth of the Company.
          “Lien” has the meaning specified in Section 10.10.
          “Permitted Liens” means liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which are less than $1,000,000 in amount and liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which involves claims of less than $1,000,000.
ARTICLE EIGHT
MISCELLANEOUS
SECTION 8.1. Effect of First Supplemental Indenture.
(1)	This First Supplemental Indenture is a supplemental indenture within the meaning of Section 9.1 of the Original Indenture, and the Original Indenture shall be read together with this First Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Original Indenture and this First Supplemental Indenture were contained in the same instrument.

(2)	In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this First Supplemental Indenture.
SECTION 8.2. Effect of Headings.
          The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 8.3. Successors and Assigns.
          All covenants and agreements in this First Supplemental Indenture by the Company, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.

SECTION 8.4. Severability Clause.
          In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 8.5. Benefits of First Supplemental Indenture.
          Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.
SECTION 8.6. Conflict.
          In the event that there is a conflict or inconsistency between the Original Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Original Indenture, in either case, which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.
SECTION 8.7. Governing Law.
          THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR ENTERED INTO AND, IN EACH CASE, PERFORMED, IN SAID STATE.
SECTION 8.8. Trustee.
          The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.
          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
[Signature page to follow]

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on the date and year first written above.

VALIDUS HOLDINGS, LTD.
By:	/s/ Joseph E. (Jeff) Consolino
	Name:	Joseph E. (Jeff) Consolino
	Title:	Executive Vice President & Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

EXHIBIT I
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
VALIDUS HOLDINGS, LTD.
8.875% SENIOR NOTE DUE 2040

No. 1	$250,000,000
CUSIP No. 91915W AB8
          VALIDUS HOLDINGS, LTD., a company duly organized and existing under the laws of Bermuda, for value received, promises to pay to                                         , or registered assigns, the principal sum of                                          United States Dollars (US$                    ) on January 26, 2040.
          Interest Payment Dates: January 26 and July 26.
          Regular Record Dates: January 15 and July 15.
          Additional provisions of this Note are set forth on the other side of this Note.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

VALIDUS HOLDINGS, LTD.
By:
Name:
Title:

Attest: VALIDUS HOLDINGS, LTD.
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
          This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.
Dated:

THE BANK OF NEW YORK MELLON as Trustee
By:
Authorized Officer

(Reverse of Note)
8.875% Senior Note due 2040
1. Interest
          Validus Holdings, Ltd., a company duly organized and existing under the laws of Bermuda (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), for value received, promises to pay interest on the principal amount of this Note (the “Note”) at the rate of 8.875% per annum. The Company shall pay interest semi-annually on January 26 and July 26 of each year, commencing July 26, 2010. Interest on the Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from January 26, 2010 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Note, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
2. Method of Payment
          The Company shall pay interest on the Note (except defaulted interest, which shall be paid pursuant to Section 3.7 of the Original Indenture) to the Persons who are registered Holders at the close of business on the January 15 or July 15 next preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date. The Company shall pay principal, premium, if any, interest, and any Additional Amounts, in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payment of principal (and premium, if any), interest, and any Additional Amounts, in respect of Notes represented by a Global Security will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments of principal (and premium, if any), interest, and Additional Amounts, in respect of a certificated Note may be made, at the option of the Company, either by wire transfer in immediately available funds to the accounts specified by registered Holders as of the relevant record dates or (subject to collection) by check mailed to the address of the registered Holders as of the relevant record dates or at the specified offices of any Paying Agent. Payment of principal in respect of a certificated Note will only be made against presentation and, provided that payment is made in full, surrender of the appropriate certificate at the specified offices of any Paying Agent.
3. Paying Agent and Registrar
          Initially, The Bank of New York Mellon, a New York banking corporation (the “Trustee”), will act as Paying Agent and Registrar with respect to the Notes. The Company may appoint and change any Paying Agent or Registrar without notice. The Company may act as Paying Agent or Registrar.
4. Indenture
          The Company issued the Notes under an Indenture, dated as of January 26, 2010, between the Company and the Trustee (the “Original Indenture”), as supplemented by a First

Supplemental Indenture, dated January 26, 2010, between the Company and the Trustee, which collectively constitutes the indenture governing the Securities (the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). The Notes include all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions. This security is one of a series of securities designated as the 8.875% Senior Notes due 2040 of the Company (the “Notes”). Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.
          The aggregate principal amount at maturity of the Notes which may be authenticated and delivered under the indenture shall be unlimited. In addition, the aggregate principal amount of Securities of any class or series which may be authenticated and delivered under the Indenture shall be unlimited, provided that such Securities shall rank equally with the Notes.
5. Certain Covenants
          The Indenture imposes certain limitations on the ability of each of the Company and the Designated Subsidiaries to, among other things, create or incur Liens and to sell or otherwise dispose of Designated Subsidiaries. The Indenture also imposes limitations on the ability of the Company to consolidate or amalgamate with or merge into any other Person or convey, transfer, sell or lease its property or assets substantially as an entirety to any Person.
6. Optional Redemption
          The Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option, at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed to the Redemption Date plus the greater of: (A) 100% of the principal amount of the Notes to be redeemed and (B) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points. Interest on the Notes for which the Redemption Date is after a Regular Record Date and before the following Interest Payment Date, shall be payable to the Holder of such Notes at the close of business on the Regular Record Date.
          As used in this Section 6, the following terms shall have the respective meanings set forth below:
          “Treasury Rate” means, for any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate shall be calculated on the Third Business Day preceding the Redemption Date for the Notes being redeemed.
          “Comparable Treasury Issue” means the United States Treasury security selected as having a maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such Notes.
          “Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that Redemption Date, or (B) if the Trustee is provided with fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the Redemption Date for the Notes being redeemed.
          “Reference Treasury Dealers” means (1) each of Goldman, Sachs & Co., J.P. Morgan Securities Inc. or Deutsche Bank Securities Inc. and, in each case, their respective successors and (2) any other primary Treasury dealer the Company selects. If any of the foregoing ceases to be a primary U.S. government securities dealer in New York City, the Company must substitute another primary Treasury dealer.
          The provisions of Article 11 of the Original Indenture shall apply in the case of a redemption pursuant to this Section 6.
7. Sinking Fund
          The Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.
8. Notice of Redemption
          Notice of redemption will be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at such Holder’s registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the Redemption Price of and accrued and unpaid interest, including premium, if any, on all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.
9. Redemption for Tax Purposes
          The Indenture contains provisions for redemption of the Notes for tax purposes in whole but not in part at the option of the Company.

10. Denominations: Transfer, Exchange
          The Notes are in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith permitted by the Indenture.
11. Persons Deemed Owners
          The registered Holder of this Note may be treated as the owner of it for all purposes.
12. Discharge and Defeasance
          Subject to certain conditions and limitations set forth in the Indenture, the Company may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest, on, the Notes to redemption or maturity, as the case may be.
13. Modification and Waiver
          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding of each series which is affected by such amendment or modification voting as one class, except that certain amendments specified in the Indenture may be made without approval of Holders of the Notes. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive on behalf of the Holders of such series of Securities compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be binding upon such Holder and upon all future Holders of this Note and any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.
14. Defaults and Remedies
          If an Event of Default, other than an Event of Default described in Section 5.1(6) or 5.1(7) of the Original Indenture, with respect to the Notes shall have occurred and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders of the Notes), will be entitled to declare all unpaid principal of and accrued interest on the Notes then Outstanding to be due and payable immediately. In the case of an Event of Default described in Section 5.1(6) or 5.1(7) of the Original Indenture, all unpaid principal of and accrued interest on all Notes then outstanding shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of any Notes. Such declaration of acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of, premium, if any, interest on the Notes) may be waived by the Holders of a majority in principal amount of the Notes then outstanding upon the conditions provided in the Indenture.
15. Trustee Dealings with the Company
          Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and, subject to the Indenture, may otherwise deal with the Company with the same rights it would have if it were not Trustee.
16. No Recourse Against Others
          No incorporator, shareholder, officer or director, as such, of the Company shall have any liability for any obligations, covenants or agreements of the Company under the Notes or the Indenture or for any claim based thereon or otherwise in respect thereof. By accepting a Note, each Holder expressly waives and releases all such liability. The waiver and release are a condition of, and part of the consideration for, the execution of the Indenture and the issuance of the Notes.
17. Authentication
          This Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the other side of this Note.
18. Abbreviations
          Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), COST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).
19. Governing Law
          THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR ENTERED INTO AND, IN EACH CASE, PERFORMED, IN SAID STATE.
20. CUSIP Number
          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP number to be printed on this Note and has directed the Trustee to use the CUSIP number in notices of redemption as a con-

venience to Holders. No representation is made as to the accuracy of such number either as printed on this Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture and a copy of this Note.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
          The initial principal amount of this Global Security is $                                        . The following increases or decreases in this Global Security have been made:

		Amount of increase	Principal Amount	Signature of
	Amount of decrease in	in Principal Amount	of this Global Security	authorized signatory
Date of	Principal Amount of	of this Global	following such	of Trustee or
Exchange	this Global Security	Security	decrease or increase	Securities Custodian